Exhibit C




                       Services Agreement


                       Services Agreement

     This Services Agreement effective as of September 30, 1994 is made by and between Texas Instruments Incorporated ("TI") with offices at 13500 North Central Expressway, Dallas, Texas 75265 and Premier
Solutions Ltd. ("Premier"), with offices at 333 Technology Drive,
Malvern, Pennsylvania  19355.

                           Background

     A. Pursuant to an Asset Purchase Agreement, dated as of September 30, 1994 (the "APA"), TI has agreed to sell, and Premier has agreed to purchase, certain of the assets of TI with respect to its MAXIMIS/IMIS Products and the Business conducted in connection therewith, and Premier has agreed to assume certain of the liabilities of TI in connection therewith, on the terms and conditions more fully set forth in the APA.

     B. TI and Premier agreed in Sections 2.02(a) and 2.02(b), respectively, of the APA that at the Closing they would deliver to each other this Services Agreement. The parties wish to provide by this instrument for their respective rights and obligations concerning certain office space and facilities services and certain administrative data processing support services to be provided by TI to Premier after the Closing, as more fully set forth hereinafter.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.   Definitions.     Definitions.

          1.1 THE TERMS USED IN THIS AGREEMENT, BUT NOT DEFINED HEREIN, SHALL HAVE THE MEANINGS GIVEN THEM IN THE APA.

          1.2 For purposes of this Agreement, "Services" will mean, collectively, the administrative data processing support services listed in Attachment A hereto, which is incorporated hereinafter by reference and made a part hereof, and the provision of office space and facilities services (light, heat, air conditioning, cleaning, telephones, copiers, fax machines and other normal office operating services), at the level rendered by TI to the Business at the Closing Date.

     2.   Commitment to Provide Services.

          2.1 TI will continue to provide Services to the Business after its acquisition by Premier for the following periods, to the extent such Services may be requested by Premier, at the TI-shared facilities located in the cities of Eden Prairie, MN; Waltham, MA; Indianapolis, IN; Irvine, CA; NYC-Lexington, NY; Plymouth Meeting, PA; Bellevue, WA; Plano TX; and Austin, TX; and the leased facilities occupied solely by the Business at St. Simons Island, GA; Stamford, CT; and Richmond, VA., all subject to the terms of the Temporary Occupancy Agreement.

               2.1.1 TI agrees to provide office space and facilities services as described in Section 1.2 above from the Closing Date until December 31, 1994, except for the facility located at Richmond, VA., which Premier must vacate by October 31, 1994.

               2.1.2 TI agrees to provide the administrative data processing support services as described in Attachment A from the Closing Date until December 31, 1995.

     3.   Manner, Time and Place of Performance.

          3.1 TI will provide the Services with the degree of care, skill, and diligence with which it currently performs similar services for itself or others. TI reserves the right to determine staffing and scheduling of Services, and to engage contractors as needed. To the extent possible, Premier will advise TI in advance of any changes to required Services from those provided by TI to the Business at Closing. All Services will be provided to Premier at the locations listed in
Section 2.1 above.

          3.2 TI reserves the right to make changes in data processing operating procedures, software, hardware and personnel. Premier will deliver data for processing hereunder in the same form as data is now delivered immediately prior to the Closing, unless Premier is notified by TI of a change in procedure. TI will advise Premier of any such change in procedure in the same manner and at the same time as TI informs its internal users.

     4.   Charges.

          4.1 Waiver of Charges. Except as provided in Section 4.2, TI agrees to waive charges for Services provided to Premier during the periods listed in Sections 2.1.1 and 2.1.2, as follows:

               4.1.1 TI shall waive charges for the office space and facilities services.

               4.1.2 TI shall waive charges for administrative data processing support services, up to the aggregate maximum amount of $2,650,000. TI shall provide Premier with an invoice credited against this waiver of charges on a monthly basis during the periods set forth in
Section 2.1.2.

               4.1.3 For purposes of waiver and payment of charges exceeding amounts waived hereunder, TI's normal internal charges shall be applicable,

          4.2 Reimbursement. Premier will pay, to the extent incurred by TI, the following costs within thirty days of TI's itemized monthly invoice therefor: (1) the cost to TI of providing customized forms and other customized supplies to Premier; (2) additional out-of-pocket expenses incurred by TI at Premier's request; (3) applicable sales, use and excise taxes; and (4) any costs beyond those which TI has agreed to waive under Section 4.1.

     5.   Compliance.

          5.1 Premier agrees to comply with all TI policies and rules regarding use of TI facilities, proprietary information, and computer systems, including but not limited to those policies and rules concerning security, safety and access to facilities and data, and all such policies and rules shall be applied by TI, with respect to Premier's proprietary information and trade secrets which TI or its employees, agents, representatives and contractors has access as a result of TI providing the Services as set forth herein. A copy of such written policies and rules shall be provided by TI to Premier.

     6.   Limitation of Liability.

          6.1 Neither party shall be liable to the other for consequen tial or incidental damages with respect to the Services, and there are no warranties of any kind, express or implied, by TI for Services except as specifically set forth herein or in the APA.

     7.   Force Majeure.

          If either party is rendered wholly or partially unable by Force Majeure (as hereinafter defined) to carry out its obligations under this Services Agreement, and if that party gives prompt written notice and full particulars of such Force Majeure to the other party, the notifying party shall be excused from performance of its obligations hereunder, to the extent of such prevention, restriction or interference, during the continuance of any inability so caused, but for no longer period. Such cause shall be remedied by the notifying party as far as possible with reasonable speed and effort, but neither party shall have any obligation to settle a labor dispute. For the purposes of this Agreement, "Force Majeure" shall mean Acts of God, industrial disputes, acts of public enemies or terrorists, war, other military conflicts, blockades, insurrections, riots, epidemics, quarantine restrictions, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests, civil disturbances, restraints by or actions of any governmental body, (including export, trade or security restrictions on information, material, personnel, equipment or otherwise), breakdowns of plant or machinery, inability to obtain transport or supplies, and any other acts or events whatsoever, whether or not similar to the foregoing, not within the control of the party claiming excuse from performance, which by the exercise of due diligence, care and reasonable effort said party shall not have been able to overcome or avoid.

     8.   Miscellaneous.

          8.1 The following provisions of Article IX of the APA shall be incorporated herein by reference as though fully set forth herein:

                    Access to Information
                    Entire Agreement
                    Schedules and Exhibits
                    Successors and Assigns
                    Counterparts
                    Headings
                    Notice
                    Choice of Law
                    Invalid Provisions
                    Third Parties
                    Cooperation and Further Assurances
                    Publicity
                    Assignment
                    No Waiver

          8.2 Confidentiality. Business information to which TI gains access in the course of performing its obligations hereunder shall be subject to the confidentiality provisions of APA Section 7.02.

     IN WITNESS WHEREOF, the parties, have caused this Agreement to be duly executed by their respective authorized representative as of the day and year first above written.


TEXAS INSTRUMENTS INCORPORATED     PREMIER SOLUTIONS LTD.

By:___________________________     By:__________________________


Title:________________________     Title:_______________________


Date:_________________________     Date:________________________